EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-42569, 333-56631, 333-60181, 333-73321, 333-87539, 333-33674, 333-37952, 333-48338, 333-48340, 333-64016, 333-75470, 333-151202, 333-200139 and 333-218677) of Avid Technology, Inc. of our reports dated March 15, 2018, relating to the consolidated financial statements and the effectiveness of Avid Technology, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of Avid Technology, Inc.

/s/ BDO USA, LLP

Boston, Massachusetts
March 15, 2018